Exhibit 99.1

Vitamin Shoppe, Inc. Announces Fiscal Third Quarter 2009 Earnings

•	Comparable store sales growth of 4.4% versus the comparable prior year period

•	Net sales growth of 11.3% versus the comparable prior year period

•	Operated 434 stores versus 374 stores for the comparable prior year period

•	Completion of successful Initial Public Offering (“IPO”) in October 2009

NORTH BERGEN, N.J. – November 4, 2009 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced results for its fiscal third quarter ended September 26, 2009.

“We are pleased to report solid results for the third quarter of 2009,” said Vitamin Shoppe Chief Executive Officer Rick Markee. “Vitamin Shoppe’s comparable store sales increased 4.4% - our 16th consecutive quarter of comparable store sales growth - and the Company continues to demonstrate its resilience throughout the challenging economic conditions of the past year. We are also very satisfied with the completion of our IPO and believe it will contribute to the flexibility of our capital structure as we focus on continuing to grow our business.”

Initial Public Offering

On October 27, 2009, the Company completed its IPO of 9,096,077 shares. Including the subsequent exercise of the Company’s over-allotment option, a total of 10,460,488 shares were offered. The IPO resulted in the merger of VS Parent, Inc. into VS Holdings, Inc., with VS Holdings being renamed on October 29, 2009, as Vitamin Shoppe, Inc. (“VSI”). All common and preferred equity previously held by VS Parent, Inc., was redeemed or converted to common shares of VSI at a split ratio of approximately 1.8611 to one. Total outstanding common shares were 26,572,276 as of November 1, 2009.

The Company intends to use the net proceeds of approximately $121.2 million from the offering for the pro rata redemption of approximately $72.5 million of its outstanding preferred stock, the repurchase of approximately $45.2 million in aggregate principal amount of its outstanding senior secured notes, and the payment of offering-related expenses.

Fiscal Third Quarter 2009 Results

Net sales increased $17.1 million, or 11.3%, to $168.4 million for the three months ended September 26, 2009, compared with $151.3 million for the three months ended September 27, 2008. The increase was primarily the result of an increase in comparable store sales and new sales from non-comparable stores, offset in part by a decrease in direct sales.

The Company operated 434 stores as of September 26, 2009 compared with 374 stores as of September 27, 2008. Overall store sales for the three months ended September 26, 2009 rose due to an increase in non-comparable store sales of $12.0 million and an increase in comparable store sales of $5.8 million, or 4.4%.

Cost of goods sold, which includes product, warehouse and distribution and occupancy costs, increased $14.4 million, or 14.1%, to $116.0 million for the three months ended September 26, 2009 compared with $101.6 million for the three months ended September 27, 2008. The increase was primarily due to an increase in product costs and occupancy costs for the quarter ended September 26, 2009, as compared with the quarter ended September 27, 2008.

Gross profit increased $2.7 million, or 5.4%, to $52.4 million for the three months ended September 26, 2009, compared with $49.7 million for the three months ended September 27, 2008. Gross profit as a percentage of sales decreased to 31.1% for the quarter ended September 26, 2009, compared with 32.8% for the comparable prior year period. Gross margin for the quarter ended September 26, 2009 reflects an increase in non-recurring pricing promotions during the month of August, 2009. Gross margin also reflects higher occupancy costs attributable to the increased number of new stores in operations during the quarter ended September 26, 2009, compared with the comparable prior year period.

Selling, general and administrative expenses, including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other selling, general and administrative expenses, increased $3.1 million, or 7.6%, to $43.4 million for the three months ended September 26, 2009, compared with $40.4 million for the three months ended September 27, 2008. Selling, general and administrative expenses as a percentage of net sales decreased to 25.8% for the three months ended September 26, 2009, compared with 26.7% for the comparable prior year period.

Income from operations decreased $0.4 million, or 4.4%, to $8.5 million for the three months ended September 26, 2009, compared with $8.9 million for the three months ended September 27, 2008. Income from operations as a percentage of net sales decreased to 5.1% for the three months ended September 26, 2009, compared with 5.9% for the comparable prior year period.

Net income was $2.0 million for the three months ended September 26, 2009 and the three months ended September 27, 2008. Net income for the current quarter excluding the loss on extinguishment of debt of $0.3 million was $2.2 million.

Nine Months Ended September 26, 2009

Net sales increased $53.7 million, or 11.7%, to $512.1 million for the nine months ended September 26, 2009, compared with $458.4 million for the nine months ended September 27, 2008. Gross profit increased $15.2 million, or 10.1%, to $165.2 million versus $150.0 million for the comparable prior year period. Income from operations increased $4.5 million, or 15.5%, to $33.4 million versus $28.9 million for the comparable prior year period. Income from operations as a percentage of net sales increased to 6.5% versus 6.3%. Net income was $10.8 million for the nine months ended September 26, 2009, compared with $7.6 million for the nine months ended September 27, 2008.

Conference Call

The Company will hold a conference call at 10:30 am Eastern Time today to discuss its fiscal third quarter 2009 results. The call can be accessed live over the phone by dialing 1-888-680-0865, or for international callers, 1-617-213-4853, passcode number 59476125. A replay will be available one hour after the call and can be accessed by dialing 1-888-286-8010 or for international callers, 1-617-801-6888. The passcode for the replay is 16821468. The replay will be available until November 11, 2009.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.vitaminshoppe.com. The on-line replay will be available for a limited time beginning immediately following the call.

About Vitamin Shoppe, Inc.

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe, BodyTech, MD Select, and VS Basics proprietary brands. The Vitamin Shoppe conducts business through more than 400 company-owned retail stores, national mail order catalogs, and websites, www.VitaminShoppe.com, www.Bodytech.com, and www.EcoShoppe.com and has a social community site at www.VSconnect.com.

Source: Vitamin Shoppe, Inc.

Certain statements herein are "forward-looking statements". Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 2008 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investors:

Vitamin Shoppe, Inc.

Michael Archbold, 201-624-3611

Chief Financial Officer

ir@vitaminshoppe.com

or

Media:

Vitamin Shoppe, Inc.

Susan McLaughlin, 201-624-3134

Director Corporate Communications

smclaughlin@vitaminshoppe.com

or

Allison & Partners

Jill Yaffe, 646-428-0602

vitaminshoppe@allisonpr.com

VS HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Net sales	$168,400	$151,318	$512,098	$458,409
Cost of goods sold	116,011	101,634	346,935	308,425

Gross profit	52,389	49,684	165,163	149,984
Selling, general and administrative expenses	43,439	40,387	130,552	119,980
Related party expenses	444	397	1,260	1,132

Income from operations	8,506	8,900	33,351	28,872
Loss on extinguishment of debt	263	—	263	—
Interest income	(1)	(27)	(3)	(49)
Interest expense	4,667	5,279	14,508	16,068

Income before provision for income taxes	3,577	3,648	18,583	12,853
Provision for income taxes	1,542	1,693	7,780	5,282

Net income	$2,035	$1,955	$10,803	$7,571

Pro forma weighted average shares outstanding giving effect to the offering:
	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Basic	26,572,276	26,572,276	26,572,276	26,572,276
Diluted	27,115,950	27,101,344	27,082,247	27,134,613

Pro forma basic weighted average shares shown above represent the shares outstanding at the time of our IPO on October 27, 2009, as if they were outstanding for all periods presented. Pro forma diluted weighted average shares represent common stock and common stock equivalents (representing the dilutive effect of our outstanding stock options) for the periods presented split at a ratio of approximately 1.8611 to one.

Key Performance Indicators and Statistics:

(In thousands):

	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Net sales	$168,400	$151,318	$512,098	$458,409
Increase in comparable store net sales	4.4%	6.4%	4.6%	7.0%
Gross profit as a percent of net sales	31.1%	32.8%	32.3%	32.7%
Income from operations	$8,506	$8,900	$33,351	$28,872
Depreciation and Amortization (1)	$6,480	$5,543	$17,357	$14,347
(1)	Includes amortization of deferred financing fees.

	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Store Data:
Stores open at beginning of period	425	361	401	341
Stores opened	9	14	34	34
Stores closed	–	(1)	(1)	(1)

Stores open at end of period	434	374	434	374

Results of Operations by Sales Channel:

(In thousands):

	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Sales:
Retail	$149,580	$131,755	$452,982	$398,359
Direct	18,820	19,563	59,116	60,050

Net sales	168,400	151,318	512,098	458,409

Income from operations:
Retail	22,100	20,487	71,762	62,490
Direct	3,223	3,599	11,309	11,319
Corporate costs	(16,817)	(15,186)	(49,720)	(44,937)

Income from operations	$8,506	$8,900	$33,351	$28,872

Selected Balance Sheet Items:

(In thousands):

	September 26, 2009	September 27, 2008

Inventory	$102,977	$109,112
Total debt, including capital leases	$177,602	$186,591